                                                                      EXHIBIT jj

[INFORMATION RESOURCES INC. LETTERHEAD]


                                   September 23, 1997

Mr. James R. Chambers
425 Cherry Lane
Mendham, NJ 07945

Dear Jim:

         We are delighted that you have accepted our offer of employment. The purpose of this letter is to summarize our understanding of the terms to which we have agreed.

         You will be employed as Group President responsible for IRI's U.S. Commercial Businesses which include Customer Sales and Service, Product Management, Solution Centers, Retail, and Marketing. Your base salary will be $315,000 per year, and will be reviewed on May 1, 1998, and annually thereafter. You will receive merit consideration based on your performance, and any increase will be pro-rata based on your start date. Your initial annual bonus target will be 40% of your base salary, and your final bonus will be based on your performance, and IRI's bonus plan formula. For 1998, we will guarantee you a minimum bonus of $80,000, payable on or about March 15, 1999. We will also provide you with a $40,000 sign on bonus payable 15 days after your start date. You will be required to repay the sign on bonus to IRI if you are terminated for cause or you voluntarily resign your position before your one-year anniversary.

         You will enjoy all employee benefits and perquisites available generally to the other senior executive officers of the Company. This includes IRI's flexible benefits program which consists of health and welfare plans, life insurance, disability, 401(k) plan, holidays, personal leave, sick leave and vacation allowance (four weeks vacation per year).

         On you start date, the Company will grant you 125,000 options under its Executive Stock Option Plan, to be evidenced by the Company's customary form of stock option agreement. For these 125,000 options, one-third will vest on each of the first three anniversaries of the starting date of your employment.

         Should a "change of control" (defined as the sale of the Company, whether by merger or otherwise, or the acquisition of more than 25% of the company's common stock by an acquirer, or group acting in concert) occur during your employment, the following will apply: If a change in control occurs before the second anniversary of your employment and you leave the Company within one year thereafter for any reason (other than for cause), your options (including any granted to you in the future) will continue to vest and become exercisable (until 30 days after the last options vest) in accordance with their vesting schedules notwithstanding the termination of your employment. If a change in control occurs after the second anniversary of your employment, all your unvested options will immediately vest and become exercisable.

         Upon starting with the Company, you will be expected to execute a customary noncompetition and confidentiality agreement (attached). Should your employment be terminated (including a reduction in responsibility or compensation) for any reason other than for cause, death or your voluntary resignation (except in case of resignation within one year following a change in control), you will continue for the next twelve months to receive all benefits including compensation at a rate equal to 140% of your base salary then in effect. Again, if your employment terminates for cause, or as the result of your death, or your voluntary resignation (except for change of control as stated above) you will receive no severance benefits. Also, any options that would otherwise vest in the succeeding 18 month period following such termination not otherwise vested pursuant to the above change in control provision will vest immediately.

JAMES R. CHAMBERS
PAGE 2



         You will also receive initially IRI's full relocation package for executive officers. As we have discussed, you will work out of IRI's Fairfield, NJ office, but will be expected to work in Chicago an average two days per week. Our intent is to have you move to Chicago, one year from your start date, but I will evaluate with you how things are working on or about July 1, 1998, regarding this issue. Please contact Gary Newman regarding any aspects of your employment offer, especially IRI's benefits and relocation policies.

         Jim, everyone is extremely excited about your joining our team. We know you can make a difference for IRI, and believe we can offer your the challenges and career opportunities you desire. On behalf of the Company, the Board of Directors and our entire senior management team, we express our great pleasure at your forthcoming arrival and look forward to a long term and mutually rewarding professional relationship with you. Welcome aboard!

                                             Sincerely,




                                             Gian M. Fulgoni
                                             Chief Executive Officer


Accepted this 3rd day of October 1997



--------------------------------
         James R. Chambers




cc:  Gary Newman

[INFORMATION RESOURCES INC. LETTERHEAD]

August 31, 1998


Mr. James R. Chambers
425 Cherry Lane
Mendham, NJ 07945

Dear Jim:

         This letter will confirm our oral and electronic mail communications regarding amending your September 23, 1997 employment letter and the terms of new stock options recently approved by the IRI Compensation Committee. The option vesting and exercise rights described in this letter are in addition to those described in your offer letter of September 23, 1997.

         The 125,000 options currently held by you will vest and be exercisable according to the terms set forth below, in the event that your employment is terminated by IRI without cause or is terminated by you for "Good Reason".

         For purposes of this letter, you shall have ""Good Reason" to terminate your employment hereunder if, but only if:

(a) without your express written consent, you are assigned any duties inconsistent with your position, duties, responsibilities and status immediately prior to a change in your reporting responsibilities, title or offices, except (i) in connection with your reassignment by the senior management of Information Resources to a comparable position (i.e., same salary and grade level), (b) the commencement or continuation of a disability preventing you from performing your duties and responsibilities; or (c) you are removed from or not re-elected to any of your offices or positions except in connection with such reassignment or the commencement or continuation of a disability period;

(b) a reduction is made by Information Resources in your base salary, except as and only to the extent that the Compensation Committee of the Board of Directors (or its successor) decreases the base salary of all senior officers who are at the rank then held by you in the same fashion.

(c) Information Resources fails to continue in effect any benefit, bonus or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan (other than those plans which expire by their express terms) in which you are participating, other than as part of a reduction or change generally applicable to other senior officers of Information Resources; or

(d) Information Resources fails to obtain from any successor entity to Information Resources an agreement to perform this Agreement to the extent and in the manner required to be performed by Information Resources.

         If any such termination by IRI without cause or by you for "Good Reason" occurs before the second anniversary of your employment, your options will continue to vest and become exercisable (other than terminated or expired options until 30 days after the last options vest) in accordance with their vesting schedules notwithstanding the termination of your employment. If any such termination occurs after the second anniversary of your employment, all your unvested options will immediately vest and all your options (other than terminated or expired options) shall be exercisable for a period of 24 months from the date of termination of employment.

Jim Chambers
August 31, 1998
Page 2



         Further, if Gian Fulgoni ceases to be the Chief Executive Officer of IRI or Tom Wilson ceases to be Chairman, such change shall be treated as if it were a "change of control" for purposes of accelerated option vesting and exercise periods, as described in IRI's offer letter to you of September 23, 1997.

         You have also been granted another 125,000 stock options with a grant price of $10.938 as of August 25, 1998. You will become vested in these options after one year from the grant date. These options will have all of the conditions as the original options granted to you and stated above. This includes a two year time period to exercise your options when a change of control, good reason or any type of termination (except cause) occurs.

Very truly yours,



Gary S. Newman
Executive Vice President
Human Resources
                                            Accepted:


                                            ------------------------------------
                                                     James R. Chambers



cc:      Gian Fulgoni